Continental Materials Corporation Reports Audited 2010 Results

CHICAGO, IL -- (Marketwire - April 20, 2011) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss from continuing operations of $284,000, eighteen cents per diluted share for the 2010 fiscal year on sales of $114,284,000. For the 2009 fiscal year the company reported a net loss from continuing operations of $802,000, fifty cents per diluted share on sales of $113,461,000.

The slight increase in consolidated sales was due to the Heating and Cooling segment as sales at the Company's other three business segments were lower in 2010 compared to the prior year. A continued depressed level of construction in southern Colorado resulted in lower sales at both of the business segments within the Construction Products group. The loss of a national retail account and some carryover of inventory at certain customers from the previous season lead to lower sales for the Evaporative Cooling segment.

The operating profit for 2010 was $445,000 compared to an operating loss of $612,000 in 2009. However, of significance is that the operating result for 2009 included a $2,026,000 gain on the sale of a portion of the Company's sand property in Colorado Springs. In 2010 gains from the sale of property and equipment were only $73,000. The improved consolidated operating profit in 2010 was due to higher gross profit margins in the Concrete, Aggregates and Construction Supplies ("CACS") and the Heating and Cooling segment compared to very unusually low levels realized in 2009. The Company's other two business segments experienced lower gross profit ratios due to increased raw material costs, lower production volumes or competitive pricing pressures. Consolidated selling and administrative expenses were $464,000 (2.6%) higher in 2010. As a percentage of consolidated sales these expenses were 16.2% compared to 15.9% in the prior year. Consolidated selling and administrative expenses would have been lower in 2010 absent higher legal expenses in the Heating and Cooling and CACS segment.

Net interest expense (exclusive of amortization of deferred financing costs) in 2010 was $812,000 compared to $838,000 in 2009 including $71,000 of interest expense attributable to the discontinued operation. Higher interest rates under the current credit agreement largely offset a reduction in average outstanding funded debt. In 2010, the weighted average interest rate on outstanding funded debt was approximately 6.3% compared to 5.2% in 2009 including the interest of the discontinued operation. Average outstanding funded debt in 2010 was $12,819,000 compared to $15,993,000 in 2009. The reduction in outstanding indebtedness was due principally to reduced capital spending, proceeds from the sale of RMRM in July 2009 and a reduction in working capital.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate related to the loss from continuing operations in 2010 was a benefit of 50.2% compared to a benefit of 48.7% in 2009.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 1, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                         Three Months Ended              Year Ended
                      January 1,    January 2,    January 1,    January 2,
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------

Sales                $ 29,751,000  $ 28,035,000  $114,284,000  $113,461,000

Operating (loss)
 income                   (99,000)   (2,045,000)      445,000      (612,000)

Interest expense,
 net                     (190,000)     (223,000)   (1,017,000)     (956,000)

Other (expense)
 income                   (25,000)      (53,000)        2,000         4,000
                     ------------  ------------  ------------  ------------

Loss from continuing
 operations before
 income taxes            (314,000)   (2,321,000)     (570,000)   (1,564,000)

Benefit for income
 taxes                    189,000     1,120,000       286,000       762,000
                     ------------  ------------  ------------  ------------

Net loss from
 continuing
 operations              (125,000)   (1,201,000)     (284,000)     (802,000)

(Loss) income from
 discontinued
 operation net of
 income taxes             (31,000)       91,000       (97,000)     (640,000)
                     ------------  ------------  ------------  ------------

Net loss             $   (156,000) $ (1,110,000) $   (381,000) $ (1,442,000)
                     ============  ============  ============  ============

Basic and diluted
 (loss) earnings per
 share:
  Continuing
   operations        $       (.08) $       (.75) $       (.18) $       (.50)
  Discontinued
   operation                 (.02)          .06          (.06)         (.40)
                     ------------  ------------  ------------  ------------
                     $       (.10) $       (.69) $       (.24) $       (.90)
                     ============  ============  ============  ============

Weighted average
 shares outstanding     1,599,000     1,598,000     1,599,000     1,598,000
                     ============  ============  ============  ============

CONTACT:
Mark S. Nichter
(312) 541-7207